Exhibit 5.1

November 2, 2006	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637
Associated Banc-Corp 1200 Hansen Road Green Bay, Wisconsin 54304	Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com
Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to Associated Banc-Corp, a Wisconsin corporation (the “Company”) in connection with the proposed issuance from time to time pursuant to Rule 415 under the Securities Act, as amended (the “Securities Act”) of up to 200,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) and the corporate proceedings (the “Corporate Proceedings”) taken and to be taken in connection therewith.
     We have also participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the Shares. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.
     Based upon and subject to the foregoing and assuming (i) that the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement, (ii) that a prospectus supplement will have been prepared and filed with the Commission describing the Shares offered thereby and will at all relevant times comply with all applicable laws, (iii) that all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (iv) that the board of directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary action to approve the issuance and terms of the Shares and related matters, and (v) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us, we advise you that in our opinion:

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Independent Mexico City Correspondent: Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Associated Banc-Corp
November 2, 2006

upon the authorization of issuance of the Shares, the completion of all Corporate Proceedings, the execution, authentication, issuance and delivery of the Shares and payment therefor, the Shares will be validly issued, fully paid and nonassessable except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.
     Our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the State of Wisconsin, and we express no opinion herein concerning the laws of any other jurisdiction.
     The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this firm in such Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours
/s/ Mayer, Brown, Rowe & Maw LLP
Mayer, Brown, Rowe & Maw LLP